Exhibit 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

For Release 4:00 PM EST, Monday, November 10, 2003

eOn Communications to Report Third Consecutive Quarter of Profitability in

Quarter Ended October 31, 2003

Company Announces Changes in Executive Management to Focus on International Expansion

ATLANTA (November 10, 2003) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications solutions, today announced that first quarter fiscal 2004 revenue and earnings will be in line with guidance the Company previously announced on August 27, 2003. The Company expects to report a profit with revenues in excess of $5 million and positive operating cash flow.

eOn also announced changes to its senior management team to focus on international market development. Troy Lynch will step down as President and CEO of eOn, but will remain with the company as General Manager of eOn’s Korea operations as a part of eOn’s overall growth strategy. David Lee will return as CEO to lead the existing management team, effective immediately.

David Lee, Chairman of the Board of Directors, commented, “Troy has done an outstanding job, and he is responsible for returning the company to profitability and improving eOn’s overall financial position. eOn believes that the results over the last few quarters provide confirmation that the turn-around is complete, and eOn is now positioned to exploit growth opportunities, especially in Korea and China.”

“The next chapter for eOn is about expanding into international markets where significant growth opportunities exist,” Lee said. “I look forward to continuing our aggressive strategy to deliver the most comprehensive contact center solutions to North America, Korea and China.”

The Company will announce the date and time for the upcoming first quarter fiscal 2004 earnings release and call. The Company cautions that its anticipated results are preliminary based on the best information currently available and subject to customary quarter-end review procedures by the independent auditors.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and Web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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